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EXHIBIT 23.4 CONSENT OF BROWN, BURKE CAPITAL PARTNERS INC.

                      BROWN, BURKE CAPITAL PARTNERS INC.
                               ATLANTA, GEORGIA

                         CONSENT OF FINANCIAL ADVISOR


We hereby consent to the use in this Registration Statement on Form S-4 of Hancock Holding Company of our letter to the Board of Directors of American Security Bancshares of Ville Platte, Inc. included as Appendix A to the Proxy Statement-Prospectus that is part of the Registration Statement, and to the references to such letter and to our firm in the Proxy Statement-Prospectus. In giving such consent we do not thereby admit that we come within the category of persns whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

BROWN, BURKE CAPITAL PARTNERS INC
November 10, 1998